Pricing Supplement No. 3023B To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Registration Statement No. 333–206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 25, 2018

Deutsche Bank AG

$           Phoenix Autocallable Securities Linked to the Least Performing of the American Depositary Shares of Alibaba Group Holding Limited, the Common Stock of The Bank of New York Mellon Corporation and the Common Stock of Oasis Petroleum Inc. due February 3, 2020

General

•	The securities (the “securities”) are linked to the least performing of the American depositary shares of Alibaba Group Holding Limited, the common stock of The Bank of New York Mellon Corporation and the common stock of Oasis Petroleum Inc. (each, an “Underlying,” and collectively, the “Underlyings”) and may pay a Contingent Coupon of $72.50 per $1,000 Face Amount of securities on the relevant quarterly Coupon Payment Dates. Investors will receive a Contingent Coupon on a Coupon Payment Date only if the Closing Prices of all the Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers, (equal to 70.00% of their respective Initial Prices). Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments.

•	The securities will be automatically called if the Closing Prices of all the Underlyings on any quarterly Observation Date are greater than or equal to their respective Initial Prices. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

•	If the securities are not automatically called and the Final Price of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Price (equal to 70.00% of its Initial Price), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, Deutsche Bank AG will deliver to investors at maturity a number of shares of the Laggard Underlying per $1,000 Face Amount of securities equal to the Face Amount divided by its Initial Price (the “Share Delivery Amount”), which is expected to have a value that is significantly less than the Face Amount and may have no value at all. The securities do not pay any dividends and investors should be willing to accept the risk of losing a significant portion or all of their investment as well as the risk of owning shares of the Laggard Underlying if the securities are not automatically called and the Final Price of any of the Underlyings is less than its Trigger Price. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due February 3, 2020

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about January 29, 2018 (the “Trade Date”) and are expected to settle on or about February 1, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount

Underlyings:	Underlying	Ticker Symbol	Initial Price†	Coupon Barrier / Trigger Price†
	American depositary shares of Alibaba Group Holding Limited	BABA	$	$
	Common stock of The Bank of New York Mellon Corporation	BK	$	$
	Common stock of Oasis Petroleum Inc.	OAS	$	$

† The Initial Price, Coupon Barrier and Trigger Price for each Underlying will be determined on the Trade Date.

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Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $900.80 to $920.80 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS– 3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS– 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$20.00	$980.00
Total	$	$	$

(1)	The securities will be sold with underwriting discounts and commissions in an amount of $20.00 per $1,000 Face Amount of securities. In addition to the discounts and commissions, Deutsche Bank Securities Inc. (“DBSI”) may pay a dealer a structuring fee of $2.50 per $1,000 Face Amount of securities with respect to sales of the securities into certain accounts specified by such dealer. For more detailed information about discounts, commissions and fees, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

January , 2018	Deutsche Bank Securities

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Contingent Coupon Feature:

•    If the Closing Prices of all the Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•    If the Closing Price of any Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below. If the securities are automatically called prior to the Final Valuation Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the securities.

Coupon Barrier:	For each Underlying, 70.00% of the Initial Price of such Underlying, as set forth in the table under “Underlyings” above
Observation Dates[1,2]:	Quarterly on the dates set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1,2]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date, Call Settlement Date and Contingent Coupon applicable to such Observation Date.

	Observation Date	Coupon Payment Date / Call Settlement Date	Contingent Coupon (per $1,000 Face Amount of Securities)
	April 30, 2018	May 3, 2018	$72.50
	July 30, 2018	August 2, 2018	$72.50
	October 29, 2018	November 1, 2018	$72.50
	January 29, 2019	February 1, 2019	$72.50
	April 29, 2019	May 2, 2019	$72.50
	July 29, 2019	August 1, 2019	$72.50
	October 29, 2019	November 1, 2019	$72.50
	January 29, 2020 (Final Valuation Date)	February 3, 2020 (Maturity Date)	$72.50

Automatic Call:	The securities will be automatically called by the Issuer if, on any of the Observation Dates, the Closing Prices of all the Underlyings are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.
Call Settlement Date[1,2]:	As set forth in the table under “Contingent Coupon” above. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment or delivery you will receive at maturity will depend on the Final Price of the Laggard Underlying on the Final Valuation Date:

	• If the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of securities plus the Contingent Coupon otherwise due on such date.

	• If the Final Price of the Laggard Underlying is less than its Trigger Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the Underlying per $1,000 Face Amount of securities equal to the Share Delivery Amount.

	In this circumstance, the shares of the Laggard Underlying delivered as the Share Delivery Amount at maturity are expected to be worth significantly less than your investment and may have no value at all. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Laggard Underlying on the Final Valuation Date. Any payment at maturity is subject to the credit of the Issuer.
Laggard Underlying:	The Underlying with the lowest Underlying Return. If the calculation agent determines that any two or all three of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.
Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Price to its Final Price, calculated as follows:

	Final Price – Initial Price
	Initial Price

	The Underlying Return for each Underlying may be positive, zero or negative.
Trigger Price:	For each Underlying, 70.00% of the Initial Price of such Underlying, as set forth in the table under “Underlyings” above
Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price:	For each Underlying, on any trading day, the last reported sale price of one share of such Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent
Stock Adjustment Factor:	For each Underlying, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Share Delivery Amount:	A number of shares of the Laggard Underlying per $1,000 Face Amount of securities equal to approximately (1) the Face Amount divided by (2) the Initial Price of the Laggard Underlying, subject to adjustments in the case of certain corporate events as described in the accompanying product supplement

(Key Terms continued on next page)

(Key Terms continued from previous page)

Trade Date[2]:	January 29, 2018
Settlement Date[2]:	February 1, 2018
Final Valuation Date[1,2]:	January 29, 2020
Maturity Date[1,2]:	February 3, 2020
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25190LAH3 / US25190LAH33

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date and Call Settlement Date, as applicable, will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates (including the Final Valuation Date), Coupon Payment Dates, Call Settlement Dates and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions (including the structuring fee), if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions (including the structuring fee), if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

http://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will depend on the Closing Prices of the Underlyings on each Observation Date (including the Final Valuation Date). The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting any Underlying has occurred during the term of the securities that would cause the calculation agent to adjust its Stock Adjustment Factor and/or Share Delivery Amount.

If the securities are called:

The following table illustrates the hypothetical payment due upon an Automatic Call (excluding any Contingent Coupon payment) per $1,000 Face Amount of securities on each of the Observation Dates.

Observation Date	Call Settlement Date	Payment upon an Automatic Call ($) (per $1,000 Face Amount of securities)
April 30, 2018	May 3, 2018	$1,000.00
July 30, 2018	August 2, 2018	$1,000.00
October 29, 2018	November 1, 2018	$1,000.00
January 29, 2019	February 1, 2019	$1,000.00
April 29, 2019	May 2, 2019	$1,000.00
July 29, 2019	August 1, 2019	$1,000.00
October 29, 2019	November 1, 2019	$1,000.00
January 29, 2020 (Final Valuation Date)	February 3, 2020 (Maturity Date)	$1,000.00

If the securities are called on an Observation Date, the investor will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the related Call Settlement Date.

If the securities are not called:

The following table illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupon) per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not automatically called. Because the securities are not automatically called on the final Observation Date, the Final Price of at least one of the Underlyings will be less than its Initial Price.

The hypothetical Payments at Maturity set forth in the table below reflect the Trigger Price and the Coupon Barrier for each Underlying equal to 70.00% of its respective Initial Price. The actual Initial Price, Trigger Price and Coupon Barrier for each Underlying are set forth on the cover of this pricing supplement. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity if the hypothetical Final Price of the Laggard Underlying is not less than its Trigger Price ($) (excluding any Contingent Coupon)	Value of the Share Delivery Amount if the hypothetical Final Price of the Laggard Underlying is less than its Trigger Price ($)*	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)
100.00%	N/A	N/A	N/A
90.00%	N/A	N/A	N/A
80.00%	N/A	N/A	N/A
70.00%	N/A	N/A	N/A
60.00%	N/A	N/A	N/A
50.00%	N/A	N/A	N/A
40.00%	N/A	N/A	N/A
30.00%	N/A	N/A	N/A
20.00%	N/A	N/A	N/A
10.00%	N/A	N/A	N/A
0.00%	N/A	N/A	N/A
-10.00%	$1,000.00	N/A	0.00%
-20.00%	$1,000.00	N/A	0.00%
-30.00%	$1,000.00	N/A	0.00%
-31.00%	N/A	$690.00	-31.00%
-40.00%	N/A	$600.00	-40.00%
-50.00%	N/A	$500.00	-50.00%
-60.00%	N/A	$400.00	-60.00%
-70.00%	N/A	$300.00	-70.00%
-80.00%	N/A	$200.00	-80.00%
-90.00%	N/A	$100.00	-90.00%
-100.00%	N/A	$0.00	-100.00%

*	The value of the Share Delivery Amount is equal to the number of shares included in the Share Delivery Amount multiplied by the Closing Price of the Laggard Underlying on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Laggard Underlying on the Final Valuation Date. For purposes of this table and the below hypothetical examples, the closing price of the Laggard Underlying on the Maturity Date is deemed to be the same as the Closing Price of the Laggard Underlying on the Final Valuation Date.

N/A: Not applicable because the securities will be automatically called if the Final Price of the Laggard Underlying is greater than or equal to its Initial Price.

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $72.50 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Prices of all the Underlyings are greater than their respective Initial Prices on the first Observation Date. Because the Closing Prices of all the Underlyings on the first Observation Date are greater than their respective Initial Prices, the securities are automatically called on the first Observation Date and the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the first Observation Date are greater than their respective Coupon Barriers (equal to 70.00% of their respective Initial Prices), the investor will receive the Contingent Coupon on the first Call Settlement Date. As a result, the investor will receive a total of $1,072.50 per $1,000 Face Amount of securities over the approximately three months the securities were outstanding before they were automatically called. There are no further payments on the securities.

Example 2: The Closing Prices of all the Underlyings are less than their respective Initial Prices, but greater than their respective Coupon Barriers, on the first and second Observation Dates and greater than their respective Initial Prices on the third Observation Date. Because the Closing Prices of all the Underlyings on the third Observation

Date are greater than their respective Initial Prices, the securities are automatically called on the third Observation Date and the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the first, second and third Observation Dates are greater than their respective Coupon Barriers, the investor will receive the Contingent Coupon on the first and second Coupon Payment Dates and on the Call Settlement Date. As a result, the investor will receive a total of $1,217.50 per $1,000 Face Amount of securities over the approximately nine months the securities were outstanding before they were automatically called. There are no further payments on the securities.

Example 3: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date and the Closing Prices of all the Underlyings are greater than their respective Initial Prices on the final Observation Date. The Closing Prices of all the Underlyings are greater than or equal to their respective Coupon Barriers on the first and final Observation Dates. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date, the securities are not automatically called prior to the final Observation Date. Because the Closing Prices of all the Underlyings are greater than their respective Initial Prices on the final Observation Date, the securities are automatically called on the final Observation Date and the investor will receive on the Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the first and final Observation Dates are greater than or equal to their respective Coupon Barriers, but the Closing Price of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates, the investor will receive the Contingent Coupon on the first Coupon Payment Date and on the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,145.00 per $1,000 Face Amount of securities over the two year term of the securities.

Example 4: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price. The Closing Prices of all the Underlyings are greater than or equal to their respective Coupon Barriers on the second, third and final Observation Dates. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price (equal to 70.00% of its Initial Price), the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the second, third and final Observation Dates are greater than or equal to their respective Coupon Barriers, but the Closing Price of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates, the investor will receive the Contingent Coupon on the second and third Coupon Payment Dates and on the Maturity Date, but not on the other Coupon Payment Date. As a result, the investor will receive a total of $1,217.50 per $1,000 Face Amount of securities over the two year term of the securities.

Example 5: The Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is less than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is less than its Trigger Price, Deutsche Bank AG will deliver to the investor on the Maturity Date a number of shares of the Laggard Underlying per $1,000 Face Amount of securities equal to the Share Delivery Amount and will pay cash in lieu of delivering any fractional shares included in the Share Delivery Amount in an amount equal to that fraction multiplied by the closing price of the Laggard Underlying on the Final Valuation Date. The value of the shares received at maturity and, thus, the total return on the securities at such time will depend on the closing price of the Laggard Underlying on the Maturity Date, and will likely result in a loss of a significant portion or all of your investment. In this example, we assume a hypothetical Initial Price of the Laggard Underlying of $30.00, a hypothetical Share Delivery Amount of 33.3333 and a hypothetical Final Price of the Laggard Underlying of $9.00 and that the closing price of one share of the Laggard Underlying on the Maturity Date is the same as the closing price of the Laggard Underlying on the Final Valuation Date. The actual Share Delivery Amount and Initial Price of the Laggard Underlying will be determined on the Trade Date.

Value on the Maturity Date of shares of the Underlying received:	$297.00	(33 shares x $9.00)
Amount of cash received for fractional shares:	$3.00	(0.3333 shares x $9.00)
Total:	$300.00
Total return on the securities:	-70.00%

Because the Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the entire term of the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a Contingent Coupon only if the Closing Prices of all the Underlyings are greater than or equal to their respective Coupon Barriers on the applicable quarterly Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Price of any Underlying will be less than its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for that entire period, as well as the risk of losing a significant portion or all of your investment if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the Laggard Underlying per $1,000 Face Amount of securities equal to the Share Delivery Amount. The shares of the Laggard Underlying delivered as the Share Delivery Amount at maturity are expected to be worth significantly less than your investment and may have no value at all. In this circumstance, you will lose a significant portion or all of your investment in the securities at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the securities is two years, the securities will be automatically called if the Closing Prices of all the Underlyings on any quarterly Observation Date are greater than or equal to their respective Initial Prices, and you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. Therefore, the term of the securities could be as short as approximately three months. No Contingent Coupon will accrue or be payable following the Call Settlement Date. For the avoidance of doubt, the discounts and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically called.

•	CONTINGENT COUPONS — Unless the securities are previously automatically called, the Contingent Coupon, if any, will be paid in arrears on the relevant Coupon Payment Date only if the Closing Prices of all the Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers. If the Closing Price of at least one Underlying on each Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupons for the entire term of the securities.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the American depositary shares of Alibaba Group Holding Limited, the common stock of The Bank of New York Mellon Corporation and the common stock of Oasis Petroleum Inc. as described herein. If the securities are not automatically called, the Payment at Maturity you receive, if any, will be determined by reference to the performance of the Laggard Underlying. For more information on the Underlyings, please see “The Underlyings” in this pricing supplement.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income. You generally should not recognize gain or loss with respect to the receipt of shares at maturity (other than with respect to cash received in lieu of a fractional share). Consistent with this position, you should have an aggregate tax basis in the shares (including any fractional share for which cash is received) equal to your adjusted tax basis in the securities and should have a holding period in the shares beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlying, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. The discussion herein and in the accompanying product supplement does not address the tax consequences of ownership of the Underlying.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities and gross proceeds from any taxable disposition of a security (including retirement) as subject to withholding under FATCA. However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition of a security occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The Payment at Maturity is linked to the performance of the Laggard Underlying and will depend on whether the securities are automatically called and whether the Final Price of the Laggard Underlying is less than its Trigger Price, as applicable. If the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the Laggard Underlying per $1,000 Face Amount of securities equal to the Share Delivery Amount. The shares of the Laggard Underlying delivered as the Share Delivery Amount at maturity are expected to be worth significantly less than your investment and may have no value at all. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICES OF THE UNDERLYINGS — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due for each $1,000 Face Amount of securities. You will not participate in any increase in the prices of any Underlyings even if the Final Prices of all the Underlyings are greater than their respective Initial Prices. The maximum payment upon an Automatic Call or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the prices of any Underlyings, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Price of any Underlying on any Observation Date is less than its respective Coupon Barrier, you will not receive the Contingent Coupon applicable to such Observation Date. If the Closing Price of any Underlying is less than its respective Coupon Barrier on each of the Observation Dates, you will not receive any Contingent Coupons during the entire term of the securities and, therefore, you will not receive a positive return on your investment. Generally, non-payment of Contingent Coupons coincides with a greater risk of losing a significant portion or all of your investment in the securities, because the price(s) of one or more of the Underlyings tend to be lower than their respective Trigger Prices, which are equal to their respective Coupon Barriers.

•	REINVESTMENT RISK — If the securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE FINAL PRICE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will be determined by reference to the Final Price of the Laggard Underlying, without taking into consideration the performance of the other Underlyings.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER OR TRIGGER PRICE FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR MORE OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time that at least one Underlying may close below its Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or below its Trigger Price on the Final Valuation Date (resulting in the delivery of shares of the Laggard Underlying at maturity that are expected to be worth significantly less than your investment). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barriers and the Trigger Prices, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier or Trigger Price for each Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier or Trigger Price for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions (including the structuring fee), if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions (including the structuring fee), if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the prices of any Underlyings, which could be significant.

•	IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices of the Underlyings. Changes in the prices of the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying. Poor performance by any Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by any other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF RECEIVING NO CONTINGENT COUPONS OR LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With three Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Coupon Barrier on each Observation Date, and that the Final Price of at least one Underlying will be less than its Trigger Price, than if the securities were linked to only one Underlying, and therefore, it is more likely that you will not receive any Contingent Coupons and will receive a Payment at Maturity that is significantly less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Closing Price of at least one Underlying to be less than its Coupon Barrier on any Observation Date, or the Final Price of at least one Underlying to be less than its Trigger Price, is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Contingent Coupon, Coupon Barriers and Trigger Prices are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A higher Contingent Coupon or lower Coupon Barrier or Trigger Price for each Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Underlying, the calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, and/or the Share Delivery Amount, for certain corporate events affecting such Underlying. The calculation agent is not required, however, to make such adjustments in response to all corporate events that could affect the Underlyings, including if the issuer of an Underlying or another party makes a partial tender or partial exchange offer for such Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Stock Adjustment Factor and/or the Share Delivery Amount or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for an Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	IN SOME CIRCUMSTANCES, YOU MAY RECEIVE THE EQUITY SECURITIES OF ANOTHER COMPANY AND NOT THE LAGGARD UNDERLYING AT MATURITY — Following certain corporate events relating to the issuer of the Laggard Underlying where such issuer is not the surviving entity, you may receive the equity securities of a successor to such issuer or any cash or any other assets distributed to holders of the Laggard Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see the section "Description of Securities — Anti-Dilution Adjustments for Reference Stock" in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity, excluding any Contingent Coupon payment, for each $1,000 Face Amount of securities, you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount unless the Final Price of the Laggard Underlying is less than its Trigger Price.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE UNDERLYINGS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYINGS OR THE ISSUERS OF THE UNDERLYINGS — We are not affiliated with the issuers of the Underlyings. However, we or our affiliates may currently, or from time to time in the future, engage in business with the issuers of the Underlyings, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlyings by, or providing advisory services (including merger and acquisition advisory services) to, such issuers. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Underlyings, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlyings or the issuers of the Underlyings. You, as an investor in the securities, should make your own investigation into the Underlyings and the issuers of the Underlyings. The issuers of the

Underlyings are not involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. The issuers of the Underlyings do not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor for any Underlying, which may adversely affect the value of your securities.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS LINKED TO THE VALUE OF EQUITY SECURITIES ISSUED BY A NON-U.S. COMPANY — Alibaba Group Holding Limited is incorporated in the Cayman Islands and its business operations are located mainly in the People’s Republic of China. There are risks associated with investments linked to the value of equity securities issued by a non-U.S. company. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated and/or primarily conducts its business. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT YOUR INVESTMENT — One of the Underlyings is the American depositary shares of Alibaba Group Holding Limited. There are significant risks related to an investment linked to an American depositary share ("ADS") (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security issued by a company with a significant portion of its revenue and financial assets denominated in a foreign currency. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the securities. Changes in the exchange rate between the U.S. dollar and the foreign currency in which a significant portion of Alibaba Group Holding Limited’s revenue and financial assets is denominated may affect the market price of the ADSs to which the securities are linked, which may consequently affect the value of the securities.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF AMERICAN DEPOSITARY SHARES AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF A FOREIGN COMPANY — You should be aware that one of the Underlyings is the American depositary shares of Alibaba Group Holding Limited and not the equity securities represented by such ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding equity securities. Each ADS is a security evidenced by American depositary receipts that represents a certain number of equity securities of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of equity securities of the foreign issuer. For example, the foreign issuer may make distributions in respect of its equity securities that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding equity securities may be significant and may materially and adversely affect the price of the ADSs and, thus, the value of the securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment. The American depositary shares of Alibaba Group Holding Limited commenced trading on September 19, 2014. Therefore, the American depositary shares of Alibaba Group Holding Limited have a limited performance history.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES

ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	whether the Closing Price of any Underlying on any Observation Date is less than its Coupon Barrier;

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the dividend rates of the Underlyings;

o	the real and anticipated results of operations of the issuers of the Underlyings;

o	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect any of the Underlyings;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any Underlying or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices of the Underlyings remain unchanged from their respective Initial Prices, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of one or more Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices of one or more Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factors and/or the Share Delivery Amount and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether the Contingent Coupons are paid and whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the

U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Underlyings contained in this pricing supplement. You should make your own investigation into the Underlyings.

Included below is a brief description of the issuer of each Underlying. Each Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuers of the Underlyings under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

We obtained the historical closing prices of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Prices of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Alibaba Group Holding Limited

According to publicly available information, Alibaba Group Holding Limited provides technology infrastructure and internet marketing services for merchants, brands and other businesses that provide products, services and digital content. Information filed by Alibaba Group Holding Limited with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–36614, or its CIK code: 0001577552. The American depositary shares of Alibaba Group Holding Limited are traded on the New York Stock Exchange under the ticker symbol “BABA.” Each ordinary share of Alibaba Group Holding Limited, par value $0.000025 per share, is represented by one American depositary share.

Historical Information

The following graph sets forth the historical performance of the American depositary shares of Alibaba Group Holding Limited based on its daily closing prices from September 19, 2014 through January 23, 2018. The closing price of the American depositary shares of Alibaba Group Holding Limited on January 23, 2018 was $192.28. The graph below also indicates by a broken line a hypothetical Coupon Barrier and Trigger Price for Alibaba Group Holding Limited equal to 70.00% of its closing price on January 23, 2018.

The Bank of New York Mellon Corporation

According to publicly available information, The Bank of New York Mellon Corporation is an investment company. Information filed by The Bank of New York Mellon Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35651, or its CIK code: 0001390777. The common stock of The Bank of New York Mellon Corporation is traded on the New York Stock Exchange under the ticker symbol “BK.”

Historical Information

The following graph sets forth the historical performance of the common stock of The Bank of New York Mellon Corporation based on its daily closing prices from January 23, 2013 through January 23, 2018. The closing price of the common stock of The Bank of New York Mellon Corporation on January 23, 2018 was $57.72. The graph below also indicates by a broken line a hypothetical Coupon Barrier and Trigger Price for The Bank of New York Mellon Corporation equal to 70.00% of its closing price on January 23, 2018.

Oasis Petroleum Inc.

According to publicly available information, Oasis Petroleum Inc. is an an exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the North Dakota and Montana regions of the Williston Basin. Information filed by Oasis Petroleum Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–34776 or its CIK code: 0001486159. The common stock of Oasis Petroleum Inc. is traded on the New York Stock Exchange under the ticker symbol “OAS.”

Historical Information

The following graph sets forth the historical performance of the common stock of Oasis Petroleum Inc. based on its daily closing prices from January 23, 2013 through January 23, 2018. The closing price of the common stock of Oasis Petroleum Inc. on January 23, 2018 was $9.21. The graph below also indicates by a broken line a hypothetical Coupon Barrier and Trigger Price for Oasis Petroleum Inc. equal to 70.00% of its closing price on January 23, 2018.

Correlation of the Underlyings

The following graph sets forth the historical performances of the American depositary shares of Alibaba Group Holding Limited, the common stock of The Bank of New York Mellon Corporation and the common stock of Oasis Petroleum Inc. from September 19, 2014 through January 23, 2018, based on the daily closing prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing price of 100.00 on September 19, 2014 by (1) dividing the closing price of that Underlying on each day by the closing price of that Underlying on September 19, 2014 and (2) multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing levels set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the Closing Prices of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the others. For additional information, please see “Selected Risk Considerations — Because the securities are linked to the least performing of the three Underlyings, you are exposed to a greater risk of receiving no contingent coupon or losing a significant portion or all of your investment than if the securities were linked to just one underlying” in this pricing supplement.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that the Final Price of at least one of the Underlyings may be less than its Trigger Price. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price of at least one of the Underlyings will decrease. This results in a greater potential for a loss of a significant portion or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Final Price of any of those Underlyings may be less than its Trigger Price as the prices of any of those Underlyings may decrease together.

In addition, for each additional Underlying to which the securities are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for a loss of a significant portion or all of your investment at maturity. We determined the Contingent Coupon, Trigger Prices and Coupon Barriers for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Contingent Coupon than would be payable on, or lower Trigger Prices or Coupon Barriers for each Underlying than would be offered for, securities linked to fewer underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a discount or commission but will allow as a concession or reallowance to other dealers discounts and commissions of 2.00% or $20.00 per $1,000 Face Amount of securities. DBSI may pay a dealer a structuring fee of $2.50 per $1,000 Face Amount of securities with respect to sales of the securities into certain accounts specified by such dealer.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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